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                                                                   EXHIBIT 10.12

                             TCI INTERNATIONAL, INC.
                           CHANGE OF CONTROL AGREEMENT

     This AGREEMENT, dated as of the 2nd day of May, 2000, by and between TCI INTERNATIONAL, INC. (the "Company") and JOHN W. BALLARD III (the "Executive").

     WHEREAS, the Board of Directors considers the Executive a key officer the Company, and needs the Executive's best efforts, skills and dedication in the event of a threat of a major change in the control of the Company to assure that the best interests of all shareholders are protected, as determined by the Board of Directors.

     WHEREAS, the Board of Directors recognizes that the course of action which it decides upon and which the Executive will be responsible to implement may be contrary to his own personal interests and needs.

     WHEREAS, in order to assure the availability of the Executive's best efforts, skills and dedication which would be required in such difficult circumstances to obtain the most beneficial outcome for the shareholders, the Company is willing to provide the Executive with income protection in the event of a change in control of the Company.

     NOW, THEREFORE, the Company shall be bound, in consideration of the Executive's services, as follows:

1. If during the term of this Agreement, the Executive's employment with the Company terminates due to involuntary termination by the Company without Cause or a Voluntary Resignation for Good Reason then the Executive shall be entitled to receive severance benefits as follows:

     (a) If the Executive's employment terminates as a result of involuntary termination by the Company without Cause or Voluntary Resignation for Good Reason prior to the first anniversary of a Change of Control, then the Company shall pay the Executive within ten (10) business days after the Termination Date a lump sum amount in cash equal to two (2) times the Executive's annual Base Compensation (based on annualizing the rate at which Executive most recently was accruing Base Compensation).

     (b) If the Executive's employment terminates as a result of involuntary termination by the Company without Cause or Voluntary Resignation for Good Reason on or after the first anniversary of a Change of Control but before the third anniversary of a Change of Control, then the Company shall pay the Executive within ten (10) business days after the Termination Date a lump sum amount in cash equal to one (1) times the Executive's annual Base Compensation (based on annualizing the rate at which Executive most recently was accruing Base Compensation).

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     (c)  The Executive's "Base Compensation" means the Executive's current annual rate of salary, determined in accordance with the Company's employment practices, excluding bonuses, incentive compensation, stock option gains or other benefits and special allowances for which the Executive is eligible.

The Executive shall also receive such other benefits as may be payable to the Executive under the Company's then-existing benefit plans, including the Company's stock option plan, in accordance with the terms of such plans.

2. Notwithstanding any other provisions of this Agreement or of any Other Agreement or Benefit Plan, if any Change of Control payment would be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code and if, after reduction for any excise tax and federal income tax imposed by the Code, the Executive's net proceeds of such Change of Control payment would be less than the amount of the Executive's net proceeds resulting from the payment of the Reduced Amount after reduction for federal income taxes, then the Change of Control payment payable to the Executive shall be limited to the Reduced Amount. The "Reduced Amount" means the largest amount that could be received by the Executive as a Change of Control payment such that no portion of such Change of Control payment would be subject to the excise tax. The determinations required by the preceding sentence shall be made by a firm of independent certified public accountants serving as the outside auditor of TCI International, Inc. as of the date of the applicable Change of Control, and such determinations shall be binding upon the Executive and TCI International, Inc.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

     (a) "Cause" shall mean (i) a willful act of personal dishonesty knowingly taken by the Executive in connection with his responsibilities as an employee and intended to result in his substantial personal enrichment, (ii) a willful and knowing act by the Executive which constitutes gross misconduct, (iii) any refusal by the Executive to comply with a reasonable written directive of the Board, (iv) a willful breach by the Executive of a material provision of this Agreement, or (v) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest. Termination for Cause shall not be deemed to have occurred unless, by the affirmative vote of all of the members of the Board (excluding the Executive, if applicable), at a meeting called and held for that purpose (after reasonable notice to the Executive and his counsel and after allowing the Executive and his counsel to be heard before the Board), a resolution is adopted finding that in the good faith opinion of such Board members the Executive was guilty of conduct set forth in
          (i), (ii), (iii), (iv) or (v), specifying the particulars thereof; provided that in the case of conduct set forth in (iii), (iv) or (v), the Executive shall have the opportunity to cure same within 30 days following the Executive's receipt of written notice thereof.

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     (b)  "Change in Control" shall mean the occurrence of any of the following events:

          (i) Any "person" or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any person or group as such term is used in Rule 13d-1(b) under the Exchange Act)) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii) a sale, exchange or transfer of all or substantially all of the Company's assets; or

          (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets (other than to a subsidiary or subsidiaries).

     (c)  "Voluntary Resignation for Good Reason" shall mean:

          (i) the continued assignment to the Executive of any duties or the continued significant change in the Executive's responsibilities, position or authority which is substantially inconsistent with his responsibilities, position or authority in effect immediately prior to the Change in Control, or constitutes a material reduction in the Executive's duties, responsibilities, position or authority immediately prior to such assignment or change for a period of 30 days after notice thereof from the Executive to the Board setting forth in reasonable detail the respects in which Executive believes such assignments or duties are significantly inconsistent with or a material reduction of the Executive's prior duties, responsibilities, position or authority;

          (ii) a reduction in the Executive's Base Compensation, other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

          (iii) a material reduction by the Company in the kind or level of employee benefits (other than salary) to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package (other than salary) is substantially reduced (other than any such reduction applicable to officers of the Company generally);

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          (iv) the relocation of the Company's principal executive office to a location more than fifty (50) miles from its present location; or

          (v) any purported termination of the Executive's employment by the Company other than for Cause.

     (d)  "Effective Date" shall mean the date of the Change of Control.

     (e) "Termination Date" shall mean the last day of the Executive's employment.

4. This Agreement shall commence on the date hereof and shall continue in effect through December 31 2003; provided, however, that commencing on January 1, 2004 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Company or the Executive shall have given notice that it does not wish to extend this Agreement. Notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, or within three months thereafter, this Agreement shall continue in effect. In any event, the term of this Agreement shall expire on the third (3rd) anniversary of the date of a Change in Control. This Agreement shall terminate if your employment is terminated by you or the Corporation prior to a Change in Control of the Corporation.

5. (a) The Executive shall not be required to mitigate the amount of any Change of Control payment paid to the Executive by seeking other employment or otherwise, nor shall the amount of any Change of Control payment be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

     (b) After the Executive has the right to receive the Change of Control payment, as provided for in Section 1 above, the Company shall also pay to the Executive, within thirty (30) days after incurred by the Executive, an amount equal to all legal fees and expenses incurred by the Executive as a result in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended from time to time, to any payment or benefit provided hereunder.

6. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

7. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of the Agreement shall remain in full force and effect.

8. Except as provided herein, neither party may assign any right or delegate any obligation under this Agreement without the other party's written consent and any

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     purported assignment or delegation by a party without the other party's written consent is void. The Company shall require any successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. This Agreement may not be amended except in written form signed by each of the parties.


     IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be duly executed as of the date first set forth above.


TCI INTERNATIONAL, INC.                    EXECUTIVE

By                                         By
  ---------------------------------          ---------------------------------
     Mary Ann W. Alcon                       John W. Ballard III
     Chief Financial Officer                 Chief Executive Officer
     TCI International, Inc.                 TCI International, Inc.